SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CMGI, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CMGI, INC.

425 MEDFORD STREET

CHARLESTOWN, MASSACHUSETTS 02129

November 13, 2003

Dear CMGI Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the “2003 Meeting”) of CMGI, Inc., which will be held at the offices of Vitale, Caturano & Company, P.C., 80 City Square, Boston, Massachusetts 02129, on Wednesday, December 10, 2003, at 9:00 a.m. local time. I look forward to greeting as many of our stockholders as possible. Details of the business to be conducted at the 2003 Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the 2003 Meeting, it is important that your shares be represented and voted at the 2003 Meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the 2003 Meeting. If you so desire, you may withdraw your proxy and vote in person at the 2003 Meeting.

I look forward to greeting those of you who will be able to attend the 2003 Meeting.

Sincerely,

George A. McMillan President and Chief Executive Officer

CMGI, INC.

425 MEDFORD STREET

CHARLESTOWN, MASSACHUSETTS 02129

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, DECEMBER 10, 2003

To the Stockholders of CMGI, Inc.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “2003 Meeting”) of CMGI, Inc. (the “Company”) will be held at the offices of Vitale, Caturano & Company, P.C., 80 City Square, Boston, Massachusetts 02129, on Wednesday, December 10, 2003, at 9:00 a.m. local time, for the following purposes:

1. To elect three Class I Directors.

2. To authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders.

3. To transact such other business as may properly come before the 2003 Meeting or any adjournments thereof.

The Board of Directors has no knowledge of any other business to be transacted at the 2003 Meeting. Only stockholders of record at the close of business on Wednesday, October 29, 2003 are entitled to notice of, and to vote at, the 2003 Meeting and any adjournments thereof. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2003, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and Proxy Statement. All stockholders are cordially invited to attend the 2003 Meeting.

By Order of the Board of Directors,

David S. Wetherell, Secretary

Charlestown, Massachusetts

November 13, 2003

An admission ticket and picture identification will be required to enter the 2003 Meeting. Each stockholder will be entitled to bring a guest to the 2003 Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company’s Office of Investor Relations at CMGI, Inc., 425 Medford Street, Charlestown, Massachusetts 02129. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a CMGI stockholder. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2003 Meeting. The Company reserves the right to inspect any persons or items prior to their admission to the 2003 Meeting.

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY

CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE

NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CMGI, INC.

425 MEDFORD STREET

CHARLESTOWN, MASSACHUSETTS 02129

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held December 10, 2003

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMGI, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2003 Annual Meeting of Stockholders (the “2003 Meeting”), which will be held at the offices of Vitale, Caturano & Company, P.C., 80 City Square, Boston, Massachusetts 02129, on Wednesday, December 10, 2003, at 9:00 a.m. local time, and at any adjournments thereof. The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2003 are being mailed to stockholders on or about November 13, 2003. The Company’s principal executive offices are located at 425 Medford Street, Charlestown, Massachusetts 02129 and its telephone number is (617) 886-4500.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect all stock splits effected prior to the date hereof.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), held in their names. In addition to the solicitation of proxies by mail, the Company’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

Record Date, Outstanding Shares and Voting Rights

The Board of Directors has fixed Wednesday, October 29, 2003 as the record date for determining holders of Common Stock who are entitled to vote at the 2003 Meeting. As of October 29, 2003, the Company had approximately 396,332,258 shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the 2003 Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the 2003 Meeting will constitute a quorum at the 2003 Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2003 Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the 2003 Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock is required to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock.

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter. Abstentions and broker non-votes, however, will have the same effect as a vote against the reverse stock split proposal because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of the Company’s Common Stock.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 425 Medford Street, Charlestown, Massachusetts 02129, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the 2003 Meeting and voting in person. If not revoked, the proxy will be voted at the 2003 Meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

•	FOR the election of the three Class I Director nominees named herein;

•	FOR the approval of the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the 2003 Meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of September 30, 2003, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer, the three other most highly compensated executive officers who were serving as executive officers on July 31, 2003 and two former executive officers (the “Named Executive Officers”), and (iv) all current executive officers and directors of the Company, as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (2)
5% Stockholders
Hewlett-Packard Company(3)	24,249,767	6.1%

Directors
David S. Wetherell(4)	31,356,976	7.7%
Anthony J. Bay(5)	77,777	*
Virginia G. Bonker(6)	170,665	*
Francis J. Jules(7)	49,999	*
Jonathan Kraft(8)	178,221	*
Michael J. Mardy(9)	33,333	*
George A. McMillan(10)	1,870,277	*

Other Named Executive Officers
Thomas Oberdorf(11)	245,832	*
Peter L. Gray(12)	394,278	*
Bryce C. Boothby, Jr.(13)	192,149	*
James J. Barnett(14)	0	*
Christian Feuer(15)	0	*
All current executive officers and directors, as a group (10 persons)(16)	34,569,507	8.5%

*	Less than 1%
(1)	The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2003 through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2)	Number of shares deemed outstanding includes 396,288,795 shares of Common Stock as of September 30, 2003, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)	Based on the information provided by Hewlett-Packard Company (“H-P”) in its Schedule 13G filed with the SEC on October 31, 2003. The address of H-P is 3000 Hanover Street, Palo Alto, CA 94304.
(4)	Includes 8,805,514 shares which may be acquired by Mr. Wetherell pursuant to Presently Exercisable Options. Also includes 16,812,672 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager. Mr. Wetherell disclaims beneficial ownership with respect to a total of 16,812,672 shares. Mr. Wetherell’s address is c/o CMGI, Inc., 425 Medford Street, Charlestown, MA 02129.

(5)	Consists of shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options.
(6)	Consists of shares which may be acquired by Ms. Bonker pursuant to Presently Exercisable Options.
(7)	Consists of shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.
(8)	Includes 158,221 shares which may be acquired by Mr. Kraft pursuant to Presently Exercisable Options.
(9)	Consists of shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.
(10)	Includes 1,713,527 shares which may be acquired by Mr. McMillan pursuant to Presently Exercisable Options. Also includes 15,000 shares held by Mr. McMillan’s spouse and 1,550 shares held by Mr. McMillan’s minor children.
(11)	Includes 145,832 shares which may be acquired by Mr. Oberdorf pursuant to Presently Exercisable Options.
(12)	Includes 314,164 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.
(13)	Includes 90,831 shares which may be acquired by Mr. Boothby pursuant to Presently Exercisable Options. Mr. Boothby is also deemed the beneficial owner of 270,833 shares of the common stock, $.01 par value per share, of SalesLink Corporation, a wholly owned subsidiary of the Company (“SalesLink”), which shares may be acquired by Mr. Boothby pursuant to Presently Exercisable Options. These shares represent approximately 2.9% of the voting power of the outstanding common stock of SalesLink.
(14)	Mr. Barnett was the President and Chief Executive Officer of AltaVista Company (“AltaVista”) until April 2003.
(15)	Mr. Feuer was the President and Chief Executive Officer of uBid, Inc. (“uBid”) until April 2003.
(16)	Includes 11,559,863 shares which may be acquired pursuant to Presently Exercisable Options. Also includes the shares as to which beneficial ownership is disclaimed by Mr. Wetherell as described in note 4 above.

PROPOSAL I

ELECTION OF DIRECTORS

The current Board of Directors has seven members and is divided into three classes. A class of directors is elected each year for a three-year term. The current term of the Company’s Class I Directors will expire at the 2003 Meeting. The nominees for Class I Director are Francis J. Jules, Michael J. Mardy and George A. McMillan, each of whom currently serves as a Class I Director and is available for re-election. The Class I Directors elected at the 2003 Meeting will each serve for a term of three years that will expire at the Company’s 2006 Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies will vote for each of Messrs. Jules, Mardy and McMillan for election to the Board as Class I Director unless the proxy card is marked otherwise.

Messrs. Jules, Mardy and McMillan have each indicated his willingness to serve, if elected; however, if he should be unable to serve, the persons named as proxies may vote the proxy for a substitute nominee. The Board has no reason to believe that any nominee will be unable to serve if elected.

The Board of Directors recommends that the stockholders vote FOR each of the Nominees listed below.

Biographical and certain other information concerning the directors of the Company and the nominees for director is set forth below:

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

Francis J. Jules, age 46. Mr. Jules has served as a director of the Company since February 2003. Mr. Jules is the President, SBC Global Markets of SBC Telecom, Inc., a local telephone and access provider. From December 2001 to October 2002, Mr. Jules served as Chief Executive Officer of US LEC Corp., a provider of voice, data and Internet services. From August 2000 to November 2001, Mr. Jules served as President and Chief Operating Officer, and then as acting Chief Executive Officer, of Winstar Communications, Inc., a provider of telephone and data services (“Winstar”). In April 2001, Winstar, along with certain of its subsidiaries, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Thereafter, in December 2001, substantially all of the assets of Winstar were acquired by IDT Corporation. From 1994 to 2000, Mr. Jules served in various executive positions at Ameritech Corporation and SBC Communications Inc., last serving as President of Business Communications Services.

Michael J. Mardy, age 54. Mr. Mardy has served as a director of the Company since May 2003. Mr. Mardy is Senior Vice President, Chief Financial Officer and Chief Technology Officer of Tumi, Inc., a retailer of prestige luggage and business accessories. From 1996 to 2002, Mr. Mardy served as Executive Vice President and Chief Financial Officer of Keystone Foods LLC, a global manufacturer of food products. From 1980 to 1996, Mr. Mardy served in various positions with Nabisco, Inc., last serving as Senior Vice President and Chief Financial Officer of Nabisco Biscuit Company.

George A. McMillan, age 49. Mr. McMillan has served as a director of the Company since March 2002. Mr. McMillan has served as Chief Executive Officer of the Company since March 2002 and President since June 2002. Mr. McMillan has also served as Chief Executive Officer of SalesLink since July 2003. From July 2001 to March 2002, Mr. McMillan served as Chief Financial Officer and Treasurer of the Company. From 1997 to July 2001, Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW.

Class II Directors Continuing in Office until the 2004 Annual Meeting

Anthony J. Bay, age 48. Mr. Bay has served as a director of the Company since September 2002. Mr. Bay is a private venture capital investor and advisor to technology companies. From 1994 to 2000, Mr. Bay worked for

Microsoft Corporation, last serving as Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. Mr. Bay also serves on the Board of Directors of Loudeye Corp.

Virginia G. Bonker, age 39. Ms. Bonker has served as a director of the Company since April 2001. Ms. Bonker is the co-founder and General Partner of Blue Rock Capital, L.P., a venture capital firm that invests in information technology and service businesses.

Class III Directors Continuing in Office until the 2005 Annual Meeting

David S. Wetherell, age 49. Mr. Wetherell has served as Chairman of the Board and Secretary of the Company since 1986 and served as Chief Executive Officer of the Company from 1986 to March 2002. From 1986 to July 2001, Mr. Wetherell also served as President of the Company.

Jonathan Kraft, age 39. Mr. Kraft has served as a director of the Company since July 2001. Mr. Kraft has served as President and Chief Operating Officer of The Kraft Group, a private holding company comprised of companies involved in the paper and packaging industries, sports and entertainment and private equity investing, since January 1997. Mr. Kraft also serves as Vice Chairman of the New England Patriots, a National Football League franchise. Mr. Kraft also serves on the Board of Directors of Carmel Container Systems, Ltd.

Board and Committee Meetings

During the fiscal year ended July 31, 2003 (“fiscal 2003”), the Board of Directors held 14 meetings (including by telephone conference). During fiscal 2003, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served.

The Board of Directors has an Audit Committee, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee recommends to the Board each fiscal year the independent auditors who will audit the books of the Company for that year. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee consists of Anthony J. Bay, Michael J. Mardy (Chair), Francis J. Jules and Jonathan Kraft, each of whom is independent as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Audit Committee met five times during fiscal 2003.

The Board of Directors has a Human Resources and Compensation Committee, which administers the Company’s 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based stock options and other equity-based awards. The Human Resources and Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s officers, including the chief executive officer. The Human Resources and Compensation Committee consists of Anthony J. Bay, Virginia G. Bonker, Francis J. Jules (Chair) and Michael J. Mardy. The Human Resources and Compensation Committee met six times during fiscal 2003.

The Board of Directors has a Nominating and Corporate Governance Committee, which makes recommendations to the Board of Directors concerning all facets of the director-nominee selection process. Stockholders wishing to propose director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s By-Laws, including the candidate’s name, biographical data and qualifications. The Company’s By-Laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2004 Annual Meeting.” The Nominating and Corporate Governance Committee consists of Anthony J. Bay, Virginia G. Bonker (Chair), Michael J. Mardy, Francis J. Jules and Jonathan Kraft. The Nominating and Corporate Governance Committee met four times during fiscal 2003.

PROPOSAL 2

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF BETWEEN 1-FOR-2 AND 1-FOR-25, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

General

The Company may consider effecting a reverse stock split on or prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting if such action is deemed appropriate and in the best interests of the Company and its stockholders. Such action may be taken, among other reasons, in order to preserve the listing of the Company’s Common Stock on the Nasdaq National Market, to meet listing requirements for other trading markets or exchanges, or for reasons related to capital markets generally, including attracting institutional investors. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the Board of Directors has determined that it is most efficient and in the best interests of the Company’s stockholders to seek approval and authorization of a reverse stock split at the 2003 Meeting. If this proposal is approved by the Company’s stockholders at the 2003 Meeting or at an adjournment thereof, the Board of Directors would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at the 2003 Meeting, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting, without seeking further approval or authorization of the Company’s stockholders.

At the Company’s 2002 Annual Meeting of Stockholders (the “2002 Meeting”), the stockholders approved a proposal authorizing the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders. The Board did not determine to effect a reverse stock split pursuant to the authority conferred on it by the stockholders at the 2002 Meeting. Accordingly, as of December 10, 2003, the date of the 2003 Meeting, that proposal will be deemed abandoned and without any further effect. The Company is again submitting a proposal that would grant it such authority to be exercised, if at all, in accordance with the parameters of this Proposal 2, at any time prior to the Company’s next annual meeting of stockholders following the 2003 Meeting.

The Company’s stockholders are being asked to approve the reverse stock split proposal at the ratio of between 1-for-2 and 1-for-25, inclusive. The Board of Directors has adopted a resolution, (i) declaring the advisability of a reverse stock split by a ratio of between 1-for-2 and 1-for-25, inclusive, subject to stockholder approval, (ii) in connection therewith, amending the Company’s Certificate of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary or appropriate to effect such a reverse stock split, without further approval or authorization of the Company’s stockholders, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting. The Board of Directors may subsequently effect, in its discretion, a reverse stock split within the range approved by the stockholders based on its determination that such reverse stock split is appropriate and in the best interests of the Company and its stockholders.

If approved by the Company’s stockholders, and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders, the proposed reverse stock split could become effective on any date selected by the Board of Directors on or prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting. The Board of Directors may only effect one of the proposed reverse stock splits within the range approved. Any reverse stock split effected by the Board of Directors shall be with respect to a whole number of shares of Common Stock only (i.e., 1-for-2, 1-for-3, 1-for-4, etc.). Moreover, the Board of Directors reserves the right, even after stockholder approval, to forego effecting a reverse stock split if such action is determined not to be appropriate and in the best interests of the Company and its stockholders. If the reverse stock split approved by the stockholders is subsequently not implemented by the Board of Directors and effected by the date of the next annual meeting of stockholders following the 2003 Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board of Directors, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, the reverse stock split would be effective in accordance with such amendment.

Reasons for the Proposed Reverse Split

The primary reason for implementing a reverse split would be to attempt to increase the per share market price of the Common Stock. In recent years, the closing bid price for the Company’s Common Stock has remained below $1.00 per share for extended periods. As a result, on November 1, 2002, the listing of the Company’s Common Stock transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. On June 26, 2003, following maintenance of the minimum closing bid price requirement for 30 consecutive days and compliance with all other continued listing requirements of the Nasdaq National Market, the listing of the Company’s Common Stock transferred back to the Nasdaq National Market. The Nasdaq National Market requires a minimum bid price per share of $1.00 for continued listing. The Board of Directors anticipates that a reverse split, if implemented, would have the effect of increasing, proportionately, the per share trading price of the Company’s Common Stock, which could result in a share price high enough to maintain compliance with the Nasdaq National Market minimum price requirement should the closing bid price for the Company’s Common Stock drop below $1.00 per share for extended periods. There can be no assurance, however, that the Company would be able to maintain the listing of the Company’s Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market even if a reverse split results in a bid price for the Company’s Common Stock that exceeds $1.00 per share.

The Board of Directors believes that the current low price of the Company’s Common Stock, which it believes is due in part to the overall weakness in the economy in general and in the market for Nasdaq-listed companies in particular, has had a negative effect on the marketability of the issued and outstanding shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company’s share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Company’s Common Stock.

The Board of Directors anticipates that a reverse split would result in an increased per share bid price for the Company’s Common Stock. The Board also believes that the decrease in the number of shares of the Company’s Common Stock outstanding as a consequence of a reverse split, and the anticipated related increase in the price of the Company’s Common Stock, could encourage interest in the Company’s Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after a reverse split. In addition, although any increase in the market price of the Company’s Common Stock resulting from a reverse split may be proportionately less than the decrease in the number of outstanding shares, a reverse split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

There can be no assurances, however, that if a reverse split were implemented, the foregoing events would occur, or that the market price of the Company’s Common Stock immediately after such a reverse split would be maintained for any period of time. Moreover, there can be no assurance that the market price of the Company’s Common Stock after a reverse split would adjust to reflect the conversion ratio (e.g., if the market price is $1.50 before a reverse split and the ratio is one (1) share for every ten (10) shares outstanding there can be no assurance that the market price for such share immediately after the reverse split would be $15.00 (10 x $1.50)); or that the market price following a reverse split would either exceed or remain in excess of the then current market price.

Principal Effects of the Proposed Reverse Split

If the proposed reverse stock split is approved at the 2003 Meeting and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders and elects to effect a reverse stock split, each outstanding share of the Company’s Common Stock would immediately and automatically be changed, as of the effective date of the reverse split, into the proportionate number of shares of the Company’s Common Stock and the number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company would be reduced proportionately and the respective exercise prices would be increased proportionately.

No fractional shares of the Company’s Common Stock would be issued by the Company in connection with a reverse split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock pursuant to the reverse split would receive cash in lieu of the fractional share as explained more fully below.

The par value of the Company’s Common Stock would remain unchanged at $.01 per share, and the number of authorized shares of the Company’s Common Stock would remain unchanged.

If the reverse split is approved at the 2003 Meeting and effected by the Board of Directors, the Board of Directors would fix a record date for the determination of shares subject to the reverse split. As of October 29, 2003, the record date for the 2003 Meeting, there were 396,332,258 shares of the Company’s Common Stock issued and outstanding. If additional shares of the Company’s Common Stock are issued or redeemed prior to the effective date of the reverse split, the actual number of shares issued and outstanding before and after the reverse split would increase or decrease accordingly.

Because the reverse split would apply to all issued and outstanding shares of the Company’s Common Stock and outstanding rights to purchase the Company’s Common Stock or to convert other securities into the Company’s Common Stock, the proposed reverse split would not alter the relative rights and preferences of existing stockholders. The reverse split would, however, effectively increase the number of shares of the Company’s Common Stock available for future issuances by the Board of Directors.

If the proposed reverse split is approved at the 2003 Meeting and effected by the Board of Directors, some stockholders may consequently own less than one hundred shares of the Company’s Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following implementation of a reverse split may be required to pay higher transaction costs should they subsequently determine to sell their shares of Common Stock.

If a reverse split is approved by the requisite vote of the stockholders, stockholders have no right under Delaware law or the Company’s Certificate of Incorporation or By-Laws to dissent from a reverse stock split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

If the proposed reverse split is approved at the 2003 Meeting and effected by the Board of Directors, in lieu of any fractional shares to which a holder of the Company’s Common Stock would otherwise be entitled as a result of such reverse split, the Company would pay cash equal to the fair value of the Company’s Common Stock as determined by the Board of Directors at the effective time of the reverse split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of a reverse split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of the Company’s Common Stock in exchange for their old shares of the Company’s Common Stock. The Company believes that because a reverse split would not be part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse split would likely have the following federal income tax effects:

A stockholder who receives solely a reduced number of shares of the Company’s Common Stock would not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock would equal the stockholder’s basis in its old shares of the Company’s Common Stock.

A stockholder who receives cash in lieu of a fractional share as a result of the reverse split would generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock will equal the stockholder’s basis in its old shares of the Company’s Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

The Company would not recognize any gain or loss as a result of a reverse split.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse split is approved at the 2003 Meeting, the Board of Directors may, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, at any time prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting, authorize the reverse split and file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of amendment is attached as Appendix I to this Proxy Statement and would be tailored to the specific reverse split ratio to be effected. The determination by the Board of Directors to implement a reverse split of the Company’s Common Stock would be based on a number of factors, including continuing to preserve the listing of the Company’s Common Stock on the Nasdaq National Market, meeting listing requirements for other trading markets or exchanges, or for other reasons related to the Company’s capital markets needs generally, including attracting institutional investors. If the Board of Directors determines to implement the reverse split of the Company’s Common Stock, the ratio chosen by the Board of Directors will depend on a number of factors, including market conditions, existing and expected trading prices for the Company’s Common Stock and the likely effect of business developments on the market price for the Company’s Common Stock. Notwithstanding approval of the reverse split at the 2003 Meeting, the Board of Directors may, in its discretion, determine not to implement the reverse split.

The Board of Directors recommends a vote FOR the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the 2003 Meeting, without further approval or authorization of the Company’s stockholders.

ADDITIONAL INFORMATION

Management

The Company’s executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position
David S. Wetherell	49	Chairman of the Board of Directors and Secretary
George A. McMillan	49	President and Chief Executive Officer
Thomas Oberdorf	46	Chief Financial Officer and Treasurer
Peter L. Gray	35	Executive Vice President and General Counsel
Bryce C. Boothby, Jr.	53	President, Supply Chain Management, SalesLink Corporation

David S. Wetherell has served as Chairman of the Board and Secretary of the Company since 1986. From 1986 to March 2002, Mr. Wetherell served as Chief Executive Officer of the Company. From 1986 to July 2001, Mr. Wetherell also served as President of the Company.

George A. McMillan has served as Chief Executive Officer of the Company since March 2002 and as President of the Company since June 2002. Mr. McMillan has also served as Chief Executive Officer of SalesLink Corporation, a wholly owned subsidiary of the Company (“SalesLink”), since July 2003. Mr. McMillan served as Chief Financial Officer and Treasurer of the Company from July 2001 to March 2002. From 1997 to July 2001, Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW.

Thomas Oberdorf has served as Chief Financial Officer and Treasurer of the Company since March 2002. Mr. Oberdorf has also served as Chief Financial Officer and Treasurer of SalesLink since July 2003. From November 2001 to February 2002, Mr. Oberdorf served as a consultant to the Company. From February 1999 to October 2001, Mr. Oberdorf served as the Chief Financial Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW. From January 1981 to January 1999, Mr. Oberdorf served in various roles at Reader’s Digest Association, Inc., concluding with Vice President, Finance for the Global Books & Home Entertainment Group.

Peter L. Gray has served as Executive Vice President and General Counsel since March 2002. Mr. Gray has also served as Secretary of SalesLink since July 2003. Mr. Gray served as Vice President and Assistant General Counsel of the Company from December 2000 to March 2002 and Associate General Counsel of the Company from June 1999 to December 2000. Mr. Gray served as Assistant General Counsel of Cambridge Technology Partners (Massachusetts), Inc. from February 1999 to June 1999. From September 1993 to January 1999, Mr. Gray was an attorney at Hale and Dorr LLP, where he was elected a junior partner in May 1998.

Bryce C. Boothby, Jr. is President, Supply Chain Management of SalesLink. From August 2001 to July 2003, Mr. Boothby served as President and Chief Executive Officer of SalesLink. From March 1999 to July 2001, Mr. Boothby served as Chief Operating Officer of SalesLink. From 1994 to 1998, Mr. Boothby served as Vice President, Market Development at Quebecor Printing Inc., a global commercial printing company.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Director Compensation

All of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees of the Board.

The Board of Directors has adopted a Director Compensation Plan pursuant to which all directors are eligible to participate, other than any director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). Pursuant to the Director Compensation Plan, each participating director who is serving as a director on the last day of any fiscal quarter shall receive a payment for such quarter of $12,500. Each participating director who is serving as the chairperson of a committee of the Board of Directors on the last day of any fiscal quarter shall receive a payment of $1,250, provided, however, that the chairperson of the Audit Committee on the last day of any fiscal quarter shall receive a payment of $2,500. Each participating director who attends a telephonic meeting of the Board of Directors or a committee thereof shall receive a meeting fee of $500. Each participating director who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000.

Each of the directors has entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the director to the fullest extent authorized or permitted by applicable law in the event that the director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the director is or was a director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

1999 Stock Option Plan for Non-Employee Directors

All directors of the Company are eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “Director Plan”), except for any Affiliated Director.

Each eligible director who is elected to the Board for the first time will be granted an option to acquire 200,000 shares of Common Stock (the “Initial Option”). Each Affiliated Director who ceases to be an Affiliated Director will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 200,000 shares of Common Stock under the Director Plan. Each Initial Option will vest and become exercisable as to  1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

On each anniversary of the grant of the Initial Option, each eligible director will automatically be granted an option to purchase 24,000 shares of Common Stock (an “Annual Option”), provided that such eligible director serves as a director on the applicable anniversary date. Each Annual Option granted prior to March 12, 2003 shall vest and become exercisable as to  1/12th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant commencing on the 37th monthly anniversary date of the date of grant of such Annual Option, provided that the optionee serves as a director on such monthly anniversary date. Each Annual Option granted on or after March 12, 2003 shall vest and become exercisable as to  1/36th of the number of shares originally subject to the option on each monthly anniversary date of the date of grant of such Annual Option, provided that the optionee serves as a director on such monthly anniversary date.

The option exercise price per share for each option granted under the Director Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the Director Plan shall terminate, and may no longer be exercised, on the date ten years after the date of grant of such option.

On September 9, 2002, Anthony J. Bay was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $0.51 per share. On February 3, 2003, Francis J. Jules was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $0.88 per share. On May 15, 2003, Michael J. Mardy was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $1.13 per share. On April 30, 2003, Virginia G. Bonker was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $0.99 per share. On July 26, 2003, Jonathan Kraft was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $1.72 per share. On September 9, 2003, Anthony J. Bay was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $1.76 per share.

Executive Compensation

Summary Compensation

The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended July 31, 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)(1)		Securities Underlying CMGI Options	Securities Underlying Subsidiary Options		All Other Compensation ($)(2)
George A. McMillan(3) President and Chief Executive Officer	2003 2002 2001	501,923 442,436 25,758	285,000 495,000 150,000		— — —		— 2,750,000 2,000,000	— — —		1,923 — —

Thomas Oberdorf(4) Chief Financial Officer and Treasurer	2003 2002	326,250 135,000	140,000 45,000		— 149,912	(5)	— 750,000	— —		1,750 114,500	(6)

Peter L. Gray(7) Executive Vice President and General Counsel	2003 2002	225,673 190,257	100,000 132,500	(8)	— —		— 450,000	— —		2,596 3,262

Bryce C. Boothby, Jr.(9) President, Supply Chain Management, SalesLink Corporation	2003	300,616	84,750		—		—	—		5,859

James J. Barnett(10) Former President and Chief Executive Officer, AltaVista Company	2003 2002	203,077 176,458	1,855,278 50,000	(11)	— —		— 600,000	— 1,000,000	(12)	— 142,875	(13)

Christian Feuer(14) Former President and Chief Executive Officer, uBid, Inc.	2003 2002	279,105 67,308	100,000 50,000		— —		— 300,000	— —		179,000 —	(15)

(1)	In accordance with the rules of the Securities and Exchange Commission, certain other annual compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.
(2)	Except as otherwise noted, amounts set forth in this column represent employer 401(k) plan matching cash contributions.
(3)	Mr. McMillan became an executive officer of the Company in July 2001.
(4)	Mr. Oberdorf became an executive officer of the Company in March 2002.
(5)	Amount represents certain relocation expenses paid by the Company.
(6)	Of this amount, $113,000 represents compensation paid by the Company to Mr. Oberdorf for consulting services prior to his employment with the Company and $1,500 represents employer 401(k) plan matching cash contributions.
(7)	Mr. Gray became an executive officer of the Company in March 2002.
(8)	Of this amount, $100,000 represents a bonus paid pursuant to a retention agreement between the Company and Mr. Gray and $32,500 represents a discretionary bonus awarded to Mr. Gray by the Compensation Committee.

(9)	Mr. Boothby became an executive officer of the Company in December 2002.
(10)	Mr. Barnett became an executive officer of the Company in December 2001 and ceased to be an executive officer of the Company in April 2003.
(11)	Amount represents bonus paid by AltaVista pursuant to Mr. Barnett’s employment agreement in connection with the sale of substantially all of AltaVista’s assets and business on April 25, 2003.
(12)	Amount reflects options to purchase shares of common stock of AltaVista. On January 14, 2002, pursuant to his offer letter, Mr. Barnett was granted an option to purchase 1,000,000 shares of AltaVista common stock (assuming 20,000,000 shares issued and outstanding on a fully diluted basis). The exercise price of the option equals the fair market value of AltaVista’s common stock on the date of grant (assuming 20,000,000 shares issued and outstanding on a fully diluted basis).
(13)	Amount represents compensation paid by AltaVista to Mr. Barnett for consulting services prior to his employment with AltaVista.
(14)	Mr. Feuer became an executive officer of the Company in May 2002 and ceased to be an executive officer of the Company in April 2003.
(15)	Of this amount, $175,000 represents severance payments paid to Mr. Feuer pursuant to an Executive Severance Agreement and $4,000 represents employer 401(k) plan matching cash contributions.

Option/SAR Grants In Fiscal Year 2003

No stock options or stock appreciation rights were granted by the Company or any subsidiary of the Company to any Named Executive Officer during fiscal 2003.

Fiscal Year 2003 Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information with respect to stock options exercised by the Named Executive Officers during fiscal 2003 and stock options held as of July 31, 2003 by each Named Executive Officer.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Company Granting Option	Shares Acquired on Exercise	Value Realized ($)(1)	Number Of Securities Underlying Unexercised Options At July 31, 2003 Exercisable / Unexercisable	Value Of Unexercised In-The-Money Options At July 31, 2003 Exercisable / Unexercisable ($)(2)
George A. McMillan	CMGI	—	—	1,442,698 /3,307,302	$163,801 / $853,699
Thomas Oberdorf	CMGI	—	—	116,666 / 633,334	28,000 / 152,000
Peter L. Gray	CMGI	—	—	274,581 / 305,419	36,000 / 72,000
Bryce C. Boothby, Jr.	CMGI SalesLink	50,000 —	$43,500 —	65,039 / 199,461 254,167 / 95,833	5,457 / 191,043 145,792 / 5,208
James J. Barnett	CMGI	187,499	71,974	— / —	— / —
Christian Feuer	CMGI	75,000	30,750	— / —	— / —

(1)	The value realized is based on the difference between the option exercise price of such options and the closing price of the underlying Common Stock on the Nasdaq National Market on the date of exercise.
(2)	With respect to CMGI options, the value of the unexercised in-the-money options is based on the difference between the closing price of the underlying Common Stock on the Nasdaq National Market on July 31, 2003, and the applicable option exercise prices. With respect to SalesLink options, the value of the unexercised in-the-money options is based on the difference between the approximate fair market value per share of the underlying common stock on July 31, 2003 and the applicable option exercise price.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of four directors who are not employees of the Company. The Compensation Committee regularly reviews and approves compensation and benefit programs of the Company and also reviews and determines the actual compensation of the Company’s executive officers, as well as all stock option grants, performance-based stock options, other equity-based awards and cash incentive awards to all key employees. The Compensation Committee reviews and administers the Company’s 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee reviews executive compensation reports prepared by independent organizations in order to evaluate the appropriateness of its executive compensation program.

The Company operates in highly competitive and rapidly changing markets. The Compensation Committee believes that the compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The Compensation Committee uses its base salary and incentive bonus program for the Company’s executive officers in order to enhance short-term profitability and stockholder value and uses stock options and other equity-based awards to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Compensation Committee sets base salaries and target incentive bonus awards for the Company’s executive officers for each fiscal year based on percentages of the ranges of base salaries and bonuses among competitive peer groups.

The Compensation Committee reviews the Company’s annual performance plan for the ensuing fiscal year and sets specific incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole. For fiscal 2003, the Compensation Committee adopted a Bonus Plan for CMGI Corporate and a Bonus Plan for Operating Companies. Each of these plans covers executive officers and key employees, and is funded based on the Company’s business performance, with minimum threshold levels established. Bonus payments under the plans may range from 0-200% of an individual’s target bonus based on business and individual performance. Based on the Company’s business performance and the achievement of individual goals and objectives, Messrs. Oberdorf and Gray received bonuses under the Bonus Plan for CMGI Corporate of $140,000 and $100,000, respectively. Based on SalesLink’s business performance and the achievement of individual goals and objectives, Mr. Boothby received a bonus under the Bonus Plan for Operating Companies of $84,750.

For fiscal 2004, the Compensation Committee has adopted an Executive Officer Bonus Plan for CMGI, Inc. This plan covers the executive officers of the Company, and is funded based on the Company’s consolidated business performance, with minimum threshold levels established. Bonus payments under the plans may range from 0-200% of an individual’s target bonus based on business and individual performance.

In addition to salaries and incentive bonuses, the Compensation Committee also grants stock options and other equity-based awards to executive officers and other key employees of the Company and its subsidiaries in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. Following a review by the Compensation Committee of the stock options held by the executive officers, it was determined that no stock options be granted in fiscal 2003 to executive officers of the Company.

With respect to the Chief Executive Officer of the Company, the Compensation Committee utilizes a compensation program composed of base salary, incentive bonuses based on business and financial performance of the Company and individual performance during the fiscal year, and stock option grants.

In February 2002, the Company and George A. McMillan entered into an agreement whereby Mr. McMillan would become the Chief Executive Officer of the Company. Pursuant to such agreement, Mr. McMillan’s annual salary was set at $500,000. Mr. McMillan is also eligible to participate in the Company’s bonus plans for executive officers. In determining the compensation of Mr. McMillan as Chief Executive Officer, the Compensation Committee reviewed comparable compensation data from the Company’s competitive peer groups, as well as Mr. McMillan’s effectiveness and leadership with the Company in a challenging economic environment. Based on the Company’s business performance, completion of key corporate restructuring goals and objectives, and the achievement of individual goals and objectives during fiscal 2003, the Compensation Committee awarded Mr. McMillan a bonus of $285,000. Following a review by the Compensation Committee of the stock options held by Mr. McMillan, it was determined that no stock options be granted in fiscal 2003 to Mr. McMillan. See “Employment Agreements and Severance and Change of Control Arrangements.”

Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders.

The Compensation Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and other equity-based awards have helped develop a senior management group dedicated to the business results and financial performance of the Company.

HUMAN RESOURCES AND

COMPENSATION COMMITTEE

Francis J. Jules, Chairman

Anthony J. Bay

Virginia G. Bonker

Michael J. Mardy

Relationship with Independent Auditors

KPMG LLP (“KPMG”) served as the Company’s independent auditors for fiscal 2003. It is not expected that any representative of KPMG will be present at the 2003 Meeting. No auditor has been selected to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2004. The Audit Committee is in the process of evaluating competitive offers from several audit firms, including KPMG, with respect to such selection.

Independent Auditors’ Fees

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended July 31, 2003 and 2002:

Fee Category	Fiscal 2003 Fees	Fiscal 2002 Fees
Audit Fees	$909,372	$1,861,049
Audit-Related Fees	894,245	89,635
Tax Fees	702,047	809,890
All Other Fees	—	—

Total Fees	$2,505,664	$2,760,574

Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including audits and reviews of subsidiaries.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2003, these services included attest services, not required by statute or regulation, for a former operating subsidiary, employee benefit plan audits and consultations concerning financial accounting and reporting standards. In fiscal 2002, these services included employee benefit plan audits and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees.    No fees were billed to the Company by KPMG for products and services other than the services reported above.

Audit Committee Policy on Pre-Approval of Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Financial Expert

The Board of Directors has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for fiscal 2003 with the Company’s management. The Audit Committee has discussed with KPMG, the Company’s independent auditors for fiscal 2003, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining KPMG’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003.

AUDIT COMMITTEE

Michael J. Mardy, Chairman

Anthony J. Bay

Francis J. Jules

Jonathan Kraft

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

@Ventures

The Company maintains interests in several venture capital funds. The Company’s interests in such entities are reflected principally through its ownership of CMG@Ventures Capital Corp. and CMG@Ventures, Inc., wholly owned subsidiaries of the Company. CMG@Ventures Capital Corp. and CMG@Ventures, Inc. are entitled to (i) an interest ranging from approximately 77.5% to 80% of the net capital gains realized by CMG@Ventures I, LLC (“CMG@Ventures I”) (which percentage varies depending on the date on which the investment generating the particular net capital gain was made) and (ii) approximately 80% of the net capital gains realized by CMG@Ventures II, LLC (“CMG@Ventures II”). The @Ventures III funds are comprised of four entities that co-invest in each investment made by the @Ventures III funds. Approximately 78% of each investment made by the @Ventures III funds is made by two entities, @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. The Company does not have a direct ownership interest in either of these entities, but CMG@Ventures Capital Corp. is entitled, through its ownership of an approximately 10% interest in @Ventures Partners III, LLC (“@Ventures Partners III”), the general partner of such entities to (x) approximately 0.1% of the capital of each entity, and (y) approximately 2% of the net capital gains realized by each entity after return of certain priority amounts to the limited partners of each entity. CMG@Ventures III, LLC (“CMG@Ventures III”) co-invests approximately 20% of the total amount invested in each @Ventures III fund portfolio company investment. CMG@Ventures Capital Corp. owns 100% of the capital and is entitled to approximately 80% of the cumulative net capital gains realized by CMG@Ventures III. @Ventures Partners III is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III. The remaining 2% invested in each @Ventures III fund investment is provided by a fourth entity, @Ventures Investors, LLC, in which the Company has no interest. During fiscal 2000, additional venture capital fund entities were formed to provide follow-on financing to @Ventures III fund portfolio companies. These “expansion funds” have a structure that is substantially identical to the @Ventures III funds, and the Company’s interests in such funds are comparable to its interests in the @Ventures III funds. CMG@Ventures Capital Corp. is entitled to approximately 80% of the net capital gains realized by CMG@Ventures Expansion, LLC. CMG@Ventures Capital Corp., through its interest in CMGI@Ventures IV, LLC (“CMGI@Ventures IV”), is generally entitled to an interest, ranging from 80% to 92.5%, of the net profits from each investment made by CMGI@Ventures IV, depending on the aggregate amount previously distributed to CMGI@Ventures Capital Corp. by CMGI@Ventures IV, and after payment of certain fees to profit members of CMGI@Ventures IV.

Mr. Wetherell is a profit member (as defined in the limited liability company agreement) of CMG@Ventures I, and in that capacity owns an approximately 8.6% carried interest in the net realized gains (as defined in the limited liability company agreement) of CMG@Ventures I. Mr. Wetherell’s interest in CMG@Ventures I is fully vested. Mr. Wetherell is a managing member of CMG@Ventures II and in that capacity owns an approximately 7.8% carried interest in the net realized gains (as defined in the operating agreement) of CMG@Ventures II. Mr. Wetherell’s interest in CMG@Ventures II is fully vested. Mr. Wetherell has indirect compensatory interests in the @Ventures III funds and related management entities (as described below). Mr. Wetherell is not a member of CMG@Ventures Expansion, LLC and has no compensatory interests therein. Mr. Wetherell is not a member of CMGI@Ventures IV and has no direct compensatory interests therein. See below for a description of Mr. Wetherell’s indirect compensatory interests in CMGI@Ventures IV resulting from his interests in @Ventures Partners III. Mr. Wetherell participated in the CMG@Ventures, Inc. Deferred Compensation Plan.

Jonathan Kraft, a member of the Company’s Board of Directors, is President and Chief Operating Officer of The Kraft Group, a private holding company. The Kraft Group is a limited partner of @Ventures III, L.P. and @Ventures Expansion Fund, L.P.

CMG@Ventures I and CMG@Ventures II

From August 1, 2002 through July 31, 2003, Mr. Wetherell received no distributions of cash or securities from CMG@Ventures I or CMG@Ventures II.

From August 1, 2002 through July 31, 2003, no cash was allocated to the account of Mr. Wetherell in his capacity as a member of CMG@Ventures I or as a member of CMG@Ventures II. From August 1, 2002 through July 31, 2003, CMG@Ventures I allocated 1,142 shares of Terra Networks, S.A. to the account of Mr. Wetherell. During such period, no securities were allocated to the account of Mr. Wetherell in his capacity as a member of CMG@Ventures II.

@Ventures III

Mr. Wetherell has indirect compensatory interests in the @Ventures III funds and related management entities. Mr. Wetherell is a voting managing member of @Ventures Partners III, which manages @Ventures III, L.P., @Ventures Foreign Fund III, L.P. and CMG@Ventures III. Mr. Wetherell is entitled to approximately 29.8% of all amounts distributed by such entities to @Ventures Partners III. Mr. Wetherell’s interest in @Ventures Partners III is fully vested. The other members of @Ventures Partners III consist of (i) individuals who provide (or who formerly provided) management services to the funds and (ii) CMG@Ventures Capital Corp., a direct wholly owned subsidiary of the Company, which has a 10% interest in all of the amounts distributed by @Ventures Partners III. Mr. Wetherell is a member of @Ventures Investors, LLC and Mr. Wetherell’s interest in investments made by such entity ranges from 24.8% to 28.1%, depending on the date the investment was made.

During fiscal 2003, in connection with the settlement of certain disputes and claims between @Ventures Partners III and @Ventures Management, LLC, on the one hand, and a former principal of certain of the @Ventures funds, on the other hand, @Ventures Partners III received, among other things, cash and 100% of such former principal’s interests in @Ventures Investors, LLC, @Ventures Expansion Partners, LLC, @Ventures Expansion Investors, LLC and CMGI@Ventures IV, LLC, and @Ventures Management, LLC received, among other things, repayment of certain outstanding notes (the “Management Notes”).

From August 1, 2002 through July 31, 2003, Mr. Wetherell received no distributions of securities in his capacity as a member of @Ventures Partners III. During such period, Mr. Wetherell received a distribution of approximately $49,851 from @Ventures Partners III, representing Mr. Wetherell’s portion of the cash received by @Ventures Partners III in the settlement described above. During such period, no cash or securities were allocated to the account of Mr. Wetherell in his capacity as a member of @Ventures Partners III.

From August 1, 2002 through July 31, 2003, Mr. Wetherell received no distributions of cash or securities in his capacity as a member of @Ventures Investors, LLC. During such period, no cash or securities were allocated to the account of Mr. Wetherell in his capacity as a member of @Ventures Investors, LLC.

@Ventures Management, LLC provides management services to @Ventures III, L.P; @Ventures Foreign Fund III, L.P; and CMG @Ventures III. @Ventures Management, LLC is entitled to annual management fees from each of @Ventures III, L.P., @Ventures Foreign Fund III, L.P. and CMG@Ventures III equal to approximately 2.0% of the capital committed to such fund. As of February 1, 2002, management fees due from @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. were waived, except under certain limited circumstances. Mr. Wetherell is a voting member of @Ventures Management, LLC. Mr. Wetherell has an approximately 40.0% interest in the net income of @Ventures Management, LLC. From August 1, 2002 through July 31, 2003, Mr. Wetherell received cash distributions of $240,000 in his capacity as a member of @Ventures Management LLC, the majority of which was proceeds from the repayment of the Management Notes.

CMG@Ventures, Inc. Deferred Compensation Plan

From August 1, 2002 through July 31, 2003, Mr. Wetherell received aggregate cash distributions of $122,563 of the remaining amount allocated to his account pursuant to the CMG@Ventures, Inc. Deferred Compensation Plan. Such amount had been allocated to the account of Mr. Wetherell during fiscal 1997 in his capacity as a profit member of CMG@Ventures I. The CMG@Ventures, Inc. Deferred Compensation Plan was terminated during fiscal 2003.

Hewlett-Packard Company

In August 1999, the Company acquired AltaVista from Compaq Computer Corporation (now Hewlett-Packard Company (“H-P”)). In connection with the AltaVista acquisition, the Company agreed that for so long as H-P owns at least 5% of the issued and outstanding stock of the Company, H-P shall have the right to designate a member of the Board of Directors of the Company. Currently, H-P has not designated any such member of the Board of Directors.

The Company has entered into a Master Lease and Financing Agreement with Hewlett-Packard Financial Services Corporation (“HPFS”), pursuant to which HPFS may lease equipment and computer software programs to the Company and provide financing for license fees related to computer software programs and other services. During fiscal 2003, the Company paid approximately $5.4 million to HPFS under the agreement. As of September 30, 2003, the Company’s outstanding balance under the agreement was $0. During fiscal 2003, the Company also paid to H-P approximately $70,000 for equipment maintenance services.

As of July 31, 2003, H-P owned 98,694.8 shares of Series A convertible preferred stock of AltaVista, convertible into 1,283,032 shares of AltaVista common stock. On April 25, 2003, AltaVista sold substantially all of its assets and business to Overture Services, Inc. (“Overture”). In consideration thereof, Overture paid AltaVista $60,000,000 in cash and issued to AltaVista an aggregate of 4,274,670 shares of Overture common stock. In addition, Overture agreed to assume certain liabilities of AltaVista.

SalesLink Corporation, a subsidiary of the Company, provides certain supply chain management services to H-P. During fiscal 2003, SalesLink received approximately $1.9 million from H-P for such services.

SL Supply Chain Services International Corp., a subsidiary of SalesLink (together with its subsidiaries, “SL Supply Chain”), provides comprehensive supply chain management services to H-P, including procurement, inventory management, assembly, fulfillment and distribution services. During fiscal 2003, SL Supply Chain received approximately $338.4 million from H-P for such services.

From August 1, 2002 to April 28, 2003, uBid, Inc., a former operating subsidiary of the Company, purchased approximately $10.3 million of products from H-P for resale on the uBid website.

From August 1, 2002 to April 7, 2003, Yesmail, Inc., a former subsidiary of the Company, received approximately $1.1 million from H-P for certain email marketing services provided to H-P.

On September 11, 2002, the Company sold all of its equity and debt ownership interests in NaviSite, Inc. (“NaviSite”) to ClearBlue Technologies, Inc. (“ClearBlue”). Under the terms of the Note and Stock Purchase Agreement, the Company sold to ClearBlue (i) approximately 4.7 million shares of NaviSite common stock held by the Company, (ii) warrants to purchase approximately 347,000 shares of NaviSite common stock, and (iii) the 12% Convertible Note issued to the Company by NaviSite, representing $10 million aggregate principal amount plus all accrued interest thereon. In consideration thereof, the Company received, among other things, 131,579 shares of ClearBlue common stock. Also on September 11, 2002, HPFS sold all of its equity and debt ownership interests in NaviSite to ClearBlue. Under the terms of a Note and Stock Purchase Agreement, HPFS sold to ClearBlue (i) approximately 213,000 shares of NaviSite common stock held by HPFS, and (ii) the 12% Convertible Note issued to HPFS by NaviSite, representing $55 million aggregate principal amount plus all accrued interest thereon. In consideration thereof, HPFS received, among other things, 1,447,368 shares of ClearBlue common stock.

Stadium Sponsorship Obligation

In August 2000, the Company acquired the exclusive naming and sponsorship rights to the New England Patriots’ new stadium for a period of fifteen years. In August 2002, the Company finalized an agreement with the owner of the stadium to amend the sponsorship agreement. Under the terms of the amended agreement, the

Company relinquished the stadium naming rights and remains obligated for a series of annual payments of $1.6 million per year through 2015. During fiscal 2003, the Company paid approximately $2.1 million to the owner of the stadium pursuant to the amended agreement, including approximately $500,000 in connection with signage changes. Jonathan Kraft, a member of the Company’s Board of Directors, is President and Chief Operating Officer of The Kraft Group, a private holding company whose holdings include the New England Patriots and the New England Patriots’ stadium. Mr. Kraft is also Vice Chairman of the New England Patriots.

Stock Performance Graph

The graph below compares the cumulative total stockholder return of the Company’s Common Stock from July 31, 1998 through July 31, 2003 with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Computer & Data Processing Services Index during the same period. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

Comparison of Cumulative Total Return Among CMGI, Inc., the

Nasdaq Stock Market Index (U.S.)

and the Nasdaq Computer and Data Processing Services Index

	Cumulative Total Return
	July 1998	July 1999	July 2000	July 2001	July 2002	July 2003
CMGI, Inc.	$100	$541	$445	$24	$5	$21
Nasdaq Stock Market Index (U.S.)	100	143	204	109	72	94
Nasdaq Computer & Data Processing Services Index	100	149	201	106	66	83

The graph shown above assumes that $100 was invested in the Company’s Common Stock and in each index on July 31, 1998. In addition, the total returns for the Company’s Common Stock and the indexes used assume the reinvestment of all dividends.

Employment Agreements and Severance and Change of Control Arrangements

The Company and David S. Wetherell are parties to an Employment Agreement, dated as of November 9, 1993, providing for the employment of Mr. Wetherell by the Company. The agreement, as amended, provided for a term of employment through July 31, 2003 and a minimum annual base salary of $1 (plus such amounts as are determined by the Board of Directors as necessary to cover health insurance and similar deductions). The agreement contains non-competition covenants in favor of the Company through July 31, 2005. Pursuant to the employment agreement, on November 9, 1993, Mr. Wetherell was also granted a non-qualified stock option under the Company’s 1986 Stock Option Plan to purchase 4,800,000 shares of common stock at an exercise price of $0.165 per share. The option becomes exercisable in ten annual installments of 480,000 shares each, beginning on November 1, 1994, and ending on November 1, 2003, but only if and to the extent that the Company meets certain performance goals as determined by the Compensation Committee. In any event, the option becomes exercisable (to the extent not previously exercisable) as to the first 2,400,000 shares on November 1, 1998, and as to the second 2,400,000 shares on November 1, 2003. The option shall terminate on November 30, 2003. Any compensation payable under the employment agreement to Mr. Wetherell contingent on a Change of Control of the Company which qualifies as a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, shall be limited to the maximum amount that may be paid to him without any part of such compensation being deemed an excess parachute payment under the Code.

The Limited Liability Company Agreement of CMG@Ventures I, LLC provides that, upon a change of control (as defined), each profit member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures I, LLC repurchase all, and not less than all, of the interest in CMG@Ventures I, LLC held by such profit member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Limited Liability Company Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the profit members of CMG@Ventures I, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures I, LLC and which change of control in either event is of a nature that would be required to be reported in response to certain items of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any “person” (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company’s outstanding securities.

The Operating Agreement of CMG@Ventures II, LLC provides that, upon a change of control (as defined), each managing member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures II, LLC repurchase all, and not less than all, of the interest in CMG@Ventures II, LLC held by such managing member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Operating Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the members of CMG@Ventures II, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures II, LLC and which change of control in either event is of a nature that would be required to be reported in response to certain items of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any “person” (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company’s outstanding securities.

Mr. McMillan and the Company entered into an agreement, dated as of June 11, 2001, which provided for the employment of Mr. McMillan as Chief Financial Officer and Treasurer of the Company. Pursuant to the agreement, Mr. McMillan was granted an option to purchase 2,000,000 shares of Common Stock of the Company at an exercise price of $2.52 per share. The option shall vest and become exercisable as follows: (A) 125,000 shares on each of the three-month, six-month, ninth-month and one year anniversary of the grant date, plus (B)  1/48th of the number of shares originally subject to option on each monthly anniversary of the grant date thereafter. On February 18, 2002, Mr. McMillan and the Company entered into an agreement providing for the employment of Mr. McMillan as Chief Executive Officer of the Company. Pursuant to such agreement, Mr. McMillan’s annual salary was set at $500,000 and he was granted an option to purchase 2,750,000 shares of Common Stock of the Company at an exercise price of $1.42 per share. The option is divided into three tranches as follows: tranche 1 = 1,250,000 shares; tranche 2 = 1,000,000 shares; and tranche 3 = 500,000 shares. Tranche 1 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 1 shall vest and become exercisable on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first date following the date of grant that the Company publicly announces operating income excluding expenses related to in-process research and development, depreciation, restructuring, long-lived asset impairment and amortization of intangible assets and stock-based compensation (“Net Operating Income”) on a consolidated basis for a fiscal quarter commencing after the date of grant greater than zero dollars (the “First Confirmation Date”), plus (B) an additional  1/48th of the number of shares subject to tranche 1 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the date of grant. Tranche 2 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 2 shall vest and become exercisable on the first anniversary of the First Confirmation Date, plus (B) an additional  1/48th of the number of shares subject to tranche 2 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the First Confirmation Date. Notwithstanding the foregoing, if the First Confirmation Date does not occur prior to February 18, 2007, tranche 2 of the option shall nonetheless vest and become exercisable in full on February 18, 2007. Tranche 3 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 3 shall vest and become exercisable on the first anniversary of the first date following the First Confirmation Date that the Company publicly announces Net Operating Income on a consolidated basis for a fiscal quarter greater than that reached for the fiscal quarter with respect to the First Confirmation Date (the “Second Confirmation Date”), plus (B) an additional  1/48th of the number of shares subject to tranche 3 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the Second Confirmation Date. Notwithstanding the foregoing, if the Second Confirmation Date does not occur prior to February 18, 2007, tranche 3 of the option shall nonetheless vest and become exercisable in full on February 18, 2007.

Mr. McMillan and the Company are parties to an Amended and Restated Executive Severance Agreement, dated as of March 1, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined) or by Mr. McMillan for Good Reason (as defined), then the Company shall pay Mr. McMillan a one-time severance payment equal to 12 months of his then-current annual base salary plus his target bonus as in effect on his last day of employment. Additionally, (A) in the event that any such termination of employment occurs prior to February 18, 2004, 25% of the then-unvested options to purchase shares of common stock of the Company pursuant to options granted to Mr. McMillan on February 18, 2002 (“CEO Options”) shall immediately become exercisable in full and shall be deemed fully vested, and (B) in the event that any such termination of employment occurs on or after February 18, 2004, 50% of the then-unvested CEO Options shall immediately become exercisable in full and shall be deemed fully vested. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. McMillan for Good Reason within one year following a Change of Control of the Company (as defined), then (i) the Company shall pay Mr. McMillan a one-time severance payment equal to 24 months of his then-current annual base salary plus target bonus as in effect on his last day of employment, and (ii) each outstanding option to purchase shares of Common Stock of the Company then held by Mr. McMillan shall immediately become exercisable in full and shall be deemed fully vested. In the event that any amounts payable to Mr. McMillan under the agreement are characterized as “excess parachute payments” under Section 280G of the Code, then Mr. McMillan may elect to reduce the severance payments or have a portion of the stock options not vest, provided that any such election shall not adversely affect the Company. Mr. McMillan and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. McMillan’s employment and for 12 months thereafter.

Mr. Oberdorf and the Company are parties to an agreement, dated as of March 1, 2002, providing for the employment of Mr. Oberdorf as Chief Financial Officer and Treasurer of the Company. The agreement provides for an annual base salary of $325,000. Pursuant to the agreement, Mr. Oberdorf was granted an option to purchase 750,000 shares of Common Stock of the Company at an exercise price of $1.55 per share. The option is divided into three tranches as follows: tranche 1 = 350,000 shares; tranche 2 = 250,000 shares; and tranche 3 = 150,000 shares. Tranche 1 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 1 shall vest and become exercisable on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the First Confirmation Date, plus (B) an additional  1/48th of the number of shares subject to tranche 1 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the date of grant. Tranche 2 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 2 shall vest and become exercisable on the first anniversary of the First Confirmation Date, plus (B) an additional  1/48th of the number of shares subject to tranche 2 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the First Confirmation Date. Notwithstanding the foregoing, if the First Confirmation Date does not occur prior to March 4, 2007, tranche 2 of the option shall nonetheless vest and become exercisable in full on March 4, 2007. Tranche 3 of the option shall vest and become exercisable as follows: (A)  1/4th of the number of shares subject to tranche 3 shall vest and become exercisable on the first anniversary of the Second Confirmation Date, plus (B) an additional  1/48th of the number of shares subject to tranche 3 shall vest and become exercisable on the date of each successive monthly anniversary of the first anniversary of the Second Confirmation Date. Notwithstanding the foregoing, if the Second Confirmation Date does not occur prior to March 4, 2007, tranche 3 of the option shall nonetheless vest and become exercisable in full on March 4, 2007.

Mr. Oberdorf and the Company are parties to an Executive Severance Agreement, dated as of March 4, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Oberdorf as severance pay his regular base salary as in effect on his last day of employment for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus his target bonus as in effect on his last day of employment. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Oberdorf for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then the Company shall pay Mr. Oberdorf a one-time severance payment equal to two times his then-current base salary plus two times his then-current target bonus. Mr. Oberdorf and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Oberdorf’s employment and for 12 months thereafter.

Mr. Gray and the Company are parties to an Executive Retention Agreement, dated as of August 28, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Gray as severance pay his regular base salary as in effect on his last day of employment for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus the bonus amount he would have been entitled to receive under the Company’s bonus plan then in effect for the fiscal year in which the termination occurred, determined in accordance with the bonus plan, multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve (12). In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then the Company shall pay Mr. Gray a one-time severance payment equal to two times his then-current base salary plus his target bonus amount multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve (12). Additionally, on the last day of Mr. Gray’s employment, the vesting of the stock option granted to Mr. Gray in March 2002 for 450,000 shares of the Company’s Common Stock shall be accelerated in full. In the event of a termination of Mr. Gray’s employment giving rise to a severance payment under the Executive Retention Agreement, Mr. Gray shall have the right to exercise any vested portion of this option within the 12-month time period following such termination, unless the option terminates sooner by the terms of the underlying option agreement. Mr. Gray and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Gray’s employment and for 12 months thereafter.

Mr. Barnett and AltaVista entered into an agreement, dated November 15, 2001, providing for the employment of Mr. Barnett as Chief Executive Officer of AltaVista. The agreement provided for an annual base salary of $275,000. Pursuant to the agreement, Mr. Barnett was granted an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.30 per share. In addition, Mr. Barnett was granted an option to purchase 1,000,000 shares of AltaVista’s common stock (assuming 20,000,000 shares issued and outstanding on a fully diluted basis). The agreement also provided for severance payments in the event of a termination of Mr. Barnett’s employment by AltaVista for a reason other than for Cause (as defined) or by Mr. Barnett for Good Reason (as defined). Mr. Barnett and the Company also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Barnett’s employment and for 12 months thereafter.

In June 2002, Mr. Barnett and AltaVista entered into an amendment to his employment agreement providing for a cash payment to Mr. Barnett equal to 2% of the total proceeds received by AltaVista or its stockholders in the event of a Change of Control of AltaVista (the “Special Bonus”). On April 25, 2003, AltaVista sold substantially all of its assets and business to Overture (the “AltaVista Sale”). In connection therewith, Mr. Barnett received $1,855,278 from AltaVista, representing the non-escrowed portion of the Special Bonus. Mr. Barnett is also entitled to a cash payment equal to 2% of any amounts released from the escrow account established in connection with the AltaVista Sale. In connection with the AltaVista Sale, Mr. Barnett’s employment with AltaVista terminated. Subsequently, Mr. Barnett’s option to purchase shares of AltaVista’s common stock terminated without exercise, and Mr. Barnett’s unexercised options to purchase shares of the Company’s Common Stock terminated by their terms. No severance payments have been or will be made by AltaVista to Mr. Barnett.

Mr. Feuer and uBid entered into an agreement, dated April 12, 2002, providing for the employment of Mr. Feuer as President and Chief Executive Officer of uBid. The agreement provided for an annual base salary of $350,000 and a target bonus for fiscal 2003 of $200,000, of which $100,000 was guaranteed provided that Mr. Feuer was employed by uBid on the date that bonuses are paid under uBid FY 03 Bonus Plan. Pursuant to the agreement, Mr. Feuer was granted an option to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $1.04 per share. Mr. Feuer and the Company also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Feuer’s employment and for 12 months thereafter.

Mr. Feuer and uBid entered into an Executive Severance Agreement, dated as of April 15, 2002, that provided for severance payments in the event of a termination of Mr. Feuer’s employment by uBid for a reason other than for Cause (as defined) or by Mr. Feuer for Good Reason (as defined). On April 2, 2003, uBid sold substantially all of its assets to Takumi Interactive, Inc. and Mr. Feuer’s employment with uBid was terminated. In connection therewith, Mr. Feuer received a severance payment of $175,000 from uBid. Subsequently, Mr. Feuer’s unexercised options to purchase shares of the Company’s Common Stock terminated by their terms.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

Except as described below, and based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2003, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals.

Peter J. McDonald, a former member of the Board of Directors of the Company, reported the grant on February 21, 2003 of a stock option to purchase 24,000 shares of Common Stock on a Form 4 filed on March 19, 2003. Mr. McDonald resigned from the Board on March 12, 2003.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at CMGI, Inc., 425 Medford Street, Charlestown, Massachusetts 02129.

Other Matters

The Board does not know of any other matter which may come before the 2003 Meeting. If any other matters are properly presented to the 2003 Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board hopes that stockholders will attend the 2003 Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the 2003 Meeting, and your cooperation will be appreciated. Stockholders who attend the 2003 Meeting may vote their shares even though they have sent in their proxies.

Proposals of Stockholders for 2004 Annual Meeting

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s proxy statement and proxy card for the Company’s 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 425 Medford Street, Charlestown, Massachusetts 02129, no later than July 17, 2004. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder of the Company wishes to present a proposal before the 2004 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than July 17, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

David S. Wetherell, Secretary

Charlestown, Massachusetts

November 13, 2003

Appendix I

FORM OF CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CMGI, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CMGI, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on September 10, 2003 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of the Corporation:

RESOLVED:	That the Restated Certificate of Incorporation, as amended, of the Corporation be amended by adding the following sentences at the end of the first paragraph of Article FOURTH thereof:

“That, effective at 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment of Restated Certificate of Incorporation (the “Effective Time”), a [one-for-two to one-for-twenty-five] reverse stock split of the Common Stock shall become effective, such that each [two to twenty-five] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on December 10, 2003, duly approved said proposed Certificate of Amendment of Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its              this              day of         , 200    .

CMGI, INC.

By:
Name:
Title:

Appendix II

CMGI, INC.

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

B.	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be “independent” as defined by such rules and Act.

3.	Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be selected and appointed by the Board of Directors. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

6.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial

AII-2

information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls for financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

11.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

13.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Independent Advisors. The Audit Committee shall have the authority, without further action by the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Approved by CMGI, Inc. Board of Directors March 12, 2003.

AII-3

APPENDIX III

CMGI, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) George A. McMillan, Thomas Oberdorf and Peter L. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of CMGI, INC. (the “Company”) to be held at the offices of Vitale, Caturano & Company, P.C., 80 City Square, Boston, Massachusetts 02129, on Wednesday, December 10, 2003, at 9:00 a.m. local time, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

COMMENTS:

DETACH CARD	DETACH CARD

Admission Ticket

This is your admission ticket for you and a guest to attend the Annual Meeting of Stockholders to be held on Wednesday, December 10, 2003, at 9:00 a.m. local time at the offices of Vitale, Caturano & Company, P.C., 80 City Square, Boston, Massachusetts 02129. Please detach and present this ticket and picture identification for admission to the meeting.

Stockholders and guests must have a ticket for admission to the meeting. This ticket is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE

IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1.    To elect the nominees listed below for Class I Director to serve for the ensuing three years (except as marked below):

For All Nominees	Withhold Authority for All Nominees	For All Except (See Instructions below)	Nominees:	O Francis J. Jules
☐	☐	☐		O Michael J. Mardy
O George A. McMillan

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to each nominee you wish to withhold, as shown here:    ●

2.    To authorize the Board of Directors, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders.

For ☐	Against ☐	Abstain ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

Mark box at right if comment has been noted on the reverse side of this card.	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Signature of Stockholder

Date:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Stockholders

of

CMGI, INC.

December 10, 2003

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.